Exhibit 4.17

JOINDER AND THIRD AMENDMENT TO THE COLLABORATION AGREEMENT

This JOINDER AND THIRD AMENDMENT (the “Third Amendment”) is made and entered into, effective as of October 1, 2020 (the “Third Amendment Effective Date”), by and between (1) BioNTech RNA Pharmaceuticals GmbH, a limited liability company organized under the laws of Germany (“RNP”) and BioNTech SE, a European stock corporation (“BNT”) (RNP and BNT collectively, “BioNTech”), (2) Genentech, Inc., a corporation organized under the laws of the State of Delaware (“GNE”) and F. Hoffmann-La Roche Ltd, a corporation organized under the laws of Switzerland (“Roche”) (GNE and Roche, collectively, “Genentech”) and (3) BioNTech Manufacturing GmbH, a German limited liability company having its principal place of business at An der Goldgrube 12, 55131, Germany (“BMG”), each a “Party” and together the “Parties”.

WHEREAS, BioNTech and Genentech entered into a Collaboration Agreement, dated as of September 20, 2016, as amended on June l, 2018 and on December 6, 2019, and as supplemented by letters between BioNTech and Genentech dated June 1, 2020, June 24, 2020 and August 3, 2020, pursuant to which BioNTech and Genentech agreed to collaborate in the research, development and commercialization of Collaboration Products (as amended and supplemented, the “Collaboration Agreement”).

WHEREAS, BioNTech and Genentech further entered into a Manufacturing Development and Supply Agreement, dated as of September 20, 2016, pursuant to which BioNTech and Genentech agreed to collaborate on CMC development and related activities in support of (i) clinical supply of Collaboration Products that are Personalized Products through BioNTech’s Clinical Facilities and (ii) commercial supply of Collaboration Products that are Personalized Products through a joint Manufacturing Network (as such terms are defined in such agreement) (as amended, the “MDSA”).

WHEREAS, on the Third Amendment Effective Date, pursuant to an intra-group reorganization, RNP transferred the business and assets relating to its manufacturing operations to BMG, a wholly-owned subsidiary of BNT (the “Manufacturing Asset Transfer”). RNP further proposes to transfer all the assets, obligations and liabilities retained by it following the Manufacturing Asset Transfer (including the Collaboration Agreement and the MDSA) to BNT on 1 January 2021 (the “Asset Transfer”).

WHEREAS, BioNTech and Genentech, therefore, wish to modify certain terms of the Collaboration Agreement with respect to the above transactions and to join BMG as a party to the Collaboration Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Addition of BMG as a party to the Collaboration Agreement

a.

BioNTech hereby represents and warrants that BMG is a wholly-owned subsidiary of BNT.  Each of BMG and RNP will continue to be wholly-owned subsidiaries of BNT through the effective date of the Asset Transfer.

b.

BMG (i) shall be made a party to the Collaboration Agreement; (ii) accepts and agrees to be subject to all terms, conditions and obligations of the Collaboration Agreement, including those amendments as set out in Sections 2 to 4 of this Third Amendment, and as may be further amended from time to time in accordance with its terms; and (iii) shall be entitled to the rights and benefits and subject to the duties and obligations of BioNTech, as applicable, in each case as fully as if BMG were an original signatory to the Collaboration Agreement as a BioNTech party; and

c.	all references in the Collaboration Agreement to “BioNTech” shall collectively mean RNP, BNT and BMG.

2.	Change in Control

a.

The words “BNT or RNP” in Section 1.42 (“Change in Control”) and Section 1.46 (“Class A Competition Change in Control”) of the Collaboration Agreement shall be deleted and replaced with the words “BNT, RNP or BMG”.

b.

The words “BNT and RNP” in paragraph (a) of the definition “Change in Control Firewall” in Schedule 1.43 (Firewalls) of the Collaboration Agreement shall be deleted and replaced with the words “BNT, RNP and BMG”.

3.	Manufacturing Development and Supply Agreement

The words “That certain Manufacturing Development and Supply Agreement entered into by and among RNP, BNT, GNE and Roche as of even date herewith and effective as of the Effective Date (the “Manufacturing Development and Supply Agreement”)” in Section 7.1 of the Collaboration Agreement shall be deleted and replaced with the following:

“That certain Manufacturing Development and Supply Agreement by and among RNP, BNT, GNE and Roche dated as of September 20, 2016 and amended on October 1, 2020 to join BMG as a party thereto (as may be further amended from time to time, the “Manufacturing Development and Supply Agreement”)”

4.	Intellectual Property: Ownership; Assignment and Cooperation: Inventorship

Section 10.2 of the Collaboration Agreement shall be amended by adding the following new paragraph (e):

“If BMG or any of its employees generate or create any BioNTech IP or Collaboration IP pursuant to or in connection with any activities carried out by it or any of them under this Agreement, BMG shall assign to, or shall procure that such BioNTech IP or Collaboration IP is Controlled by, BNT. BMG shall further comply with Section 10.2.2 to ensure that all necessary assignments and documentation are executed to implement the provisions of this Section 10.2(e).”

5.	Notices

a.	Section 15.8.1 of the Collaboration Agreement is amended by deleting the final sentence in Section 15.8.1 and replacing it with the following:

“For clarity, notice to Genentech shall require notice to both GNE and Roche, and notice to BioNTech shall require notice to each of BNT, RNP and BMG.”

b.	Section 15.8.2 is amended by adding the following paragraph after “BioNTech AG”:

“If to BMG, to:

BioNTech Manufacturing GmbH

An der Goldgrube 12

55131 Mainz

Attn: Managing Director

Fax: +49-6131-9084390

with a copy of any notice to (where applicable) BNT, RNP or BNG (which shall not constitute notice) to:

BioNTech SE

An der Goldgrube 12

55131 Mainz

Attn: VP Legal

Fax: +49-6131-9084390”

6.	Corporate Names

Schedule 1.97 of the Collaboration Agreement shall be amended by adding the following at the end of the Schedule:

“For BMG:

“BioNTech Manufacturing GmbH””

7.	Assignment

Pursuant to Section 15.4 of the Collaboration Agreement, each Party hereby consents to the assignment of the Collaboration Agreement by RNP to BNT in connection with the Asset Transfer, provided that both the Collaboration Agreement and the MDSA are assigned to BNT pursuant to such Asset Transfer, and provided further that RNP remains a wholly owned subsidiary of BNT through the effective date of such Asset Transfer.  If the Asset Transfer is not consummated prior to March 31, 2021, or if RNP is no longer a wholly-owned subsidiary of BNT at any time prior to such Asset Transfer, this consent shall have no force or effect.  RNP agrees to provide notice of and documentation relating to such transfer (subject to Genentech’s reasonable and good faith review and comment) to Genentech not less than 10 Business Days prior to the effective date of the Asset Transfer.

8.	Survival of Agreement Terms

All terms and conditions of the Collaboration Agreement not modified by this Third Amendment shall continue in full force and effect in accordance with their terms. All capitalized terms not otherwise defined herein shall have the same definition as in the Collaboration Agreement. In the event of any conflict between the terms and conditions of this Third Amendment and the Collaboration Agreement, the terms and conditions set forth in this Third Amendment shall prevail with respect to the subject matter hereof.

9.	Governing Law and Dispute Resolution

a.	Governing Law and Service. Sections 15.6.1 and 15.6.2 of the Collaboration Agreement shall apply to this Third Amendment mutatis mutandis.

b.

Dispute Resolution. Section 15.7 of the Collaboration Agreement shall apply mutatis mutandis to any controversy, claim, legal proceeding or other dispute arising out of or relating to this Third Amendment.

[Remainder of the page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have each caused this Third Amendment to be executed by their duly authorized representatives.

GENENTECH, INC.

By /s/ Beth Odeh-Frikert

Name: Beth Odeh-Frikert

Title: Head Alliance & Asset Management, SSF

F. HOFFMANN-LA ROCHE LTD

By /s/ Stefan Arnold	By /s/ Melanie Wick
Name: Stefan Arnold	Name: Melanie Wick
Title: Head Legal Pharmaceuticals	Title: Authorized Signatory

BIONTECH SE

By /s/ Sean Marett

Name: Sean Marett

Title: Management Board Member

BIONTECH RNA PHARMACEUTICALS GMBH

By /s/ Dr. Sierk Poetting

Name: Dr. Sierk Poetting

Title: Managing Director

BIONTECH MANUFACTURING GMBH

By /s/ Dr. Sierk Poetting

Name: Dr. Sierk Poetting

Title: Managing Director

By /s/ Jan Kürschner

Name: Jan Kürschner

Title: Managing Director

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